                                                                    EXHIBIT 99.4


  AMERICAN                   CODE OF BUSINESS CONDUCT              CORPORATE
  BUILDING                                                           POLICY
 CONTROL, INC.                   CODE OF ETHICS                        N-2

                                 March 31, 2003                  March 31, 2003

INTRODUCTION:

This Code of Ethics is a part of the Company's Code of Conduct. This Code of Ethics is established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, which requires that the Company establish a code of ethics to apply to the Company's principal executive officer and certain of the Company's senior financial officers, including but not limited to, the Company's principal financial officer, controller, principal accounting officer, or persons performing similar functions (the "Executive Officers").

The Executive Officers should note that simply complying with Laws or following widespread business practices may not be enough to comply with this Code of Ethics. It is therefore very important that the Executive Officers read and understand this Code of Ethics.

If any Executive Officer has a question regarding this Code of Ethics, then such Executive Officer should contact the General Counsel. If any Executive Officer has information, concerns, or suspicions regarding any illegal or unethical conduct, then such Executive Officer should immediately contact the General Counsel.

PURPOSE:

The purpose of this Code of Ethics is to deter wrongdoing and to promote:

         (1) Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         (2) Full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC and in the Company's public communications;

         (3)      Compliance with applicable Laws;

         (4) The prompt internal reporting of violations of this Code of Ethics to an appropriate person or persons identified in this Code of Ethics; and

         (5)      Accountability for adherence to this Code of Ethics.

This Code of Ethics must be applied by the Executive Officers in good faith and with reasonable business judgment to enable the Company to achieve its operating and financial goals within the framework of the Law.

POLICY:

A.       ETHICAL STANDARDS OF CONDUCT

         The Executive Officers must follow the accounting rules and controls set forth by the SEC and the Financial Accounting Standards Board.

         The Executive Officers must also comply with the obligations set out in the Sarbanes-Oxley Act of 2002.

         Each Executive Officer shall, when required, provide full, fair, accurate, timely, and understandable disclosure in the periodic reports that the Company is required to file. Accordingly, all account books, budgets, project evaluations, expense accounts and other papers utilized in maintaining business records must accurately report the matters to which they relate.

         All assets and liabilities of the Company must be carefully and properly set forth in the Company's financial records. The Company's outside accountants must be given full access to all information of the Company necessary for them to properly conduct any audit of the Company or of any subsidiary or division of the Company.

         No Executive Officer shall conceal a mistake in the Company's financial reporting. All such mistakes must be fully disclosed and corrected as promptly as possible. Falsification of any Company record is strictly prohibited and will result in instant dismissal and possibly criminal charges being filed.

         No Executive Officer may request or be granted a loan or payroll advance from the Company.

         All Executive Officers must comply with all applicable securities Laws and the Company's Insider Trading Policy. See Policy N-6 of the Code of Conduct for the Company's Insider Trading Policy.

         The Executive Officers must strive to apply high ethical, moral and legal principles in every aspect of their business dealings with other Employees, the public, the business community, stockholders, customers, suppliers and governmental and regulatory authorities.

         All Executive Officers must avoid any activities that would involve the Company in any practice that is not in compliance with this Code of Ethics. Any Executive Officer who does not adhere to such standards and restrictions is acting outside the scope of his or her employment.

         The Company will not excuse any violation of this Code of Ethics by an Executive Officer even if the violation was specifically requested or directed by another Executive Officer. Only the Board or the Audit Committee can authorize a waiver of this Code of Ethics. See Section 2 of Part B of this Code of Ethics.

         Each Executive Officer must alert the Board or the Audit Committee whenever an illegal, dishonest, or unethical act is discovered or suspected by such Executive Officer. No Executive Officer will be penalized by the Company for reporting his or her discovery of such acts or for reporting suspicions of such acts provided that such Executive Officer is not a party to or responsible (alone or with others) for such acts.

         Conflicts of interests are to be avoided by the Executive Officers. A conflict of interest exists if an Executive Officer's actions are, or could reasonably appear to be, influenced, directly or indirectly, by personal considerations or by actual or potential personal benefit or gain. See Policy N-4 of the Code of Conduct for the Company's Conflict of Interest policy. If a conflict of interest is unavoidable it must be disclosed at the earliest opportunity. Conflicts of interests can arise with respect to financial and business interests, investments, relationships with suppliers, and the offering of prizes, samples, gifts, gratuities or incentives.

         The Audit Committee has separately established procedures for the receipt of confidential, anonymous submissions by the Company's employees of concerns regarding questionable accounting or auditing matters.

B.       ADMINISTRATION OF THIS CODE OF ETHICS

         This Code of Ethics shall be administered as follows:

         1.       RESPONSIBILITY FOR ADMINISTRATION

                  The Board or the Audit Committee (the "Ethics Administrator") shall be responsible for interpreting and administering this Code of Ethics. In discharging its responsibilities, the Ethics Administrator may engage such agents and advisors as it shall deem necessary or desirable, including but not limited to attorneys and accountants.

         2.       SCOPE OF THIS CODE OF ETHICS

                  The Ethics Administrator shall periodically, in light of the experience of the Company, review this Code of Ethics. As it deems necessary, the Audit Committee shall make recommendations to the Board to ensure that (i) this Code of Ethics conforms to applicable Law, (ii) this Code of Ethics meets or exceeds industry standards, and (iii) any weaknesses in this Code of Ethics or any other Policy of the Company are revealed through monitoring, auditing, and reporting systems are eliminated or corrected.

         3.       WAIVER OR AMENDMENT OF THIS CODE OF ETHICS

                  The Ethics Administrator may grant a specific, limited waiver of any provision of this Code of Ethics if the Ethics Administrator determines, based on information that the Ethics Administrator deems credible and persuasive, that such a limited waiver is appropriate under the specific circumstances (and each fact situation will be a separate case). If the Ethics Administrator waives any provision of this Code of Ethics, then the Company shall make an immediate disclosure of such waiver in a manner permitted by applicable Law. This Code of Ethics may be amended only by the Board.

         4.       MONITORING AND AUDITING

                  The information developed by the Company's independent accountants in performing their audit engagement on behalf of the Company by the Company's internal auditors in the performance of their assigned responsibilities shall be made available to the Ethics Administrator as a means of monitoring compliance with this Code of Ethics.

         5.       REPORTING SYSTEM

                  Any suspected violation of this Code of Ethics shall be promptly reported to the Ethics Administrator.

         6.       INVESTIGATION OF VIOLATIONS

                  If the Company receives information regarding an alleged violation of this Code of Ethics, then the Ethics Administrator shall:

                  (1) evaluate such information as to gravity and credibility;

                  (2) if necessary, initiate an informal inquiry or a formal investigation with respect thereto:

                  (3) if appropriate, prepare a written report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

                  (4) if appropriate, make the results of such inquiry or investigation available to the public (including disciplinary action); and

                  (5) if appropriate, recommend changes to this Code of Ethics that the Ethics Administrator deems necessary or desirable to prevent similar violations of this Code of Ethics.

         7.       DISCIPLINARY MEASURES

                  The Ethics Administrator shall enforce this Code of Ethics through appropriate disciplinary actions. The Ethics Administrator shall determine whether violations of this Code of Ethics have occurred and, if so, shall determine the disciplinary actions to be taken against any Executive Officer who has violated this Code of Ethics.

                  The disciplinary actions available to the Ethics Administrator include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

                  The jurisdiction of the Ethics Administrator shall include, in addition to the Executive Officer that violated this Code of Ethics, any other Employee involved in the wrongdoing such as
                  (i) persons who fail to use reasonable care to detect a violation and (ii) persons who withhold material information about a suspected violation of this Code of Ethics when requested to divulge such information.


                           APPROVED:                     Board of Directors
                                                         March 31, 2003